                                                               Exhibit - 7(c)

                       Dated this 20th day of May, 1997


                           MBf INTERNATIONAL LIMITED


                                      AND


                     WEMBLEY RUBBER PRODUCTS (M) SDN. BHD.




                   ==========================================


                          SALE AND PURCHASE AGREEMENT

                           (Shares in MBf USA Inc.)


                   ==========================================

                           TENGKU MOHAMED & ALAN LIM
                             Advocates & Solicitors
                                  Kuala Lumpur
                                    Malaysia


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                               TABLE OF CONTENTS
                               -----------------

Article                        Subject                                Page
-------                        -------                                ----
  I         Recitals                                                    1
  II        Definitions/Interpretation                                  2
  III       Sale and Purchase                                           7
  IV        Conditions Precedent                                        8
  V         Delivery of Documents                                       9
  VI        Completion                                                 10
  VII       Non-Compliance                                             11
  VIII      Vendor's Covenants and Undertakings                        12
  IX        Representations, Warranties and Undertakings               16
  X         Purchaser's Covenants and Undertakings                     19
  XI        General Terms                                              21

Schedule
--------
            Vendor's Warranties and Undertakings                       25

Appendix
--------

  A         Audited Accounts                                           27
  B         Particulars of Existing Contracts                          28
  C         Details of Loans, Debts and Securities                     29
  D         List of the licenses given to the Company/Subsidiary(ies)  30
  E         List of the Subsidiary and Associates Company              31
  F         Disclosures Letter                                         32


THIS AGREEMENT is made on this 20th day of May, 1997.

                                    BETWEEN

MBf INTERNATIONAL LIMITED, a company incorporated under the laws of Hongkong and having its registered office at 17th Floor, One Pacific Place, 88 Queens Way, Hongkong (hereinafter called "the Vendor") the one part;

                                      AND

WEMBLEY RUBBER PRODUCTS (M) SDN. BHD. (147817-V), a company incorporated in Malaysia and having its registered office at 29th Floor, Wisma Denmark, 86, Jalan Ampang, 50450 Kuala Lumpur (hereinafter called "the Purchaser") of the other part.

                                   ARTICLE I

                                    RECITALS

Section 1.1 The Company

1.1.1. MBf USA INC., is a company incorporated under the laws of the State of Maryland of the United States of America and having its registered office at 500, Park Boulevard, Suite 1260, Itasca, Illinois 60143-2639 United States of America (hereinafter referred to as "the Company") with the following capital structure and with its common stock traded on the National Association of Securities Dealers Automated Quotation System (hereinafter referred to as "the NASDAQ") SmallCap Market under the symbol "MBFA".

         1.1.1.1 an authorised share capital of United States Dollars Twelve Thousand Five Hundred Twenty Five and Cents Thirty Seven (USD12,525.37) only divided into One Million Two Hundred Fifty Two Thousand Five Hundred and Thirty Seven (1,252,537) ordinary shares of USD0.01 per share all of which have fully paid-up or credited as fully paid-up (hereinafter referred to as "the Series A Common Stock");

         1.1.1.2 an authorised share capital of United States Dollars One Hundred Thousand (USD100,000.00) only divided into Ten Million (10,000,000) ordinary shares of USD0.01 per share of which Three Million Fifty Eight Thousand Three Hundred and Thirty Three (3,058,333) have been issued and fully paid-up or credited as fully paid-up (hereinafter referred to as "the Common Stock").

1.1.2 The principal businesses of the Company and its subsidiaries are in the manufacturing and marketing of surgical and examination gloves.

Section 1.2 Shareholding of the Vendor

As at the date hereof, the Vendor is the registered holder and/or beneficial owner of -

1.2.1 all the Series A Common Stock (hereinafter referred to as "the Sale Shares"); and

1.2.2 One Million Six Hundred Eighty Two Thousand Two Hundred and Seventy Five (1,682,275) of the Common Stock.

Section 1.3 Audited Accounts

The financial position of the Company as at the 31st day of December, 1996 is shown in the audited accounts and balance sheet annexed hereto as Appendix A.

Section 1.4 Agreed Sale and Purchase

The Vendor has agreed to sell and the Purchaser has agreed to purchase the Sale Shares at the price and upon the terms and conditions hereinafter contained.

                                  ARTICLE II

                          DEFINITIONS/INTERPRETATION

Section 2.1 Definitions

In this Agreement unless there be something in the subject or context inconsistent therewith the following expressions bear the following meanings namely:

2.1.1    Accounts Date means the 31st day of December, 1996.

2.1.2 Audited Accounts means the audited accounts and balance sheet of the Company as at the Accounts Date and annexed hereto as the Appendix A.

2.1.3 Balance Deposit means the sum of United States Dollars Three Hundred Twenty Six Thousand Two Hundred Sixty Eight and Cent Fifty (USD326,268.50) only.

2.1.4 Balance Sum means the sum of United States Dollars Five Million Six Hundred Thirty Six Thousand Four Hundred Sixteen and Cent Fifty (USD5,636,416.50) only.

2.1.5 Bank Negara means the Central Bank of Malaysia established by the Central Bank of Malaysia Ordinance, 1958.

2.1.6 Bank Negara Approval means the approval of Bank Negara to the remittance of the Purchase Price to the Vendor.

2.1.7 Business Day means any day which is not a Saturday or Sunday or a public holiday established by law in Malaysia or any part of Malaysia and applicable to the Federal Territory of Kuala Lumpur.

2.1.8 Common Stock means the Three Million Fifty Eight Thousand Three Hundred and Thirty Three (3,058,333) shares of the issued and outstanding common stock of the Company which have been fully paid-up or credited as fully paid-up.

2.1.9 Company means MBf USA INC., is a company incorporated under the laws of the State of Maryland of the United States and having its registered office at 500, Park Boulevard, Suite 1260, Itasca, Illinois 60143-2639 United States and shall, where the context so admits, include its successors in title.

2.1.10 Completion Date means the day falling on or before the 9th day of July, 1997 subject to an automatic extension of one (1) month if not later than the 8th day of August, 1997.

2.1.11 Deposit Sum means the sum of United States Dollars Six Hundred Twenty Six Thousand Two Hundred and Sixty Eight and Cent Fifty
         (USD626,268.50) only comprising the Earnest Moneys and the Balance Deposit.

2.1.12 Disclosure Letter means the letter from the Vendor to the Purchaser qualifying the warranties, representations, statements, covenants and undertakings of the Vendor set out in this Agreement and annexed hereto as Appendix F.

2.1.13 Earnest Moneys means the sum of United States Dollars Three Hundred Thousand (USD300,000.00) only paid by the Purchaser to the Vendor prior to the execution of this Agreement.

2.1.14 Joint Venture Agreement means the written agreement dated the 8th day of April, 1994 entered into between MBf Holdings Berhad, PT Ongko Multicorpora and PT Prakarsa Bangun Mandiri in relation to their relationship inter se as shareholders of MBf Buana and which expression shall include all amendments thereof and additions thereto pursuant to the written agreement dated the 17th day of October, 1994 entered into between the parties thereto and the supplementary agreement dated the 21st day of August, 1995 made between MBf Holdings Berhad of the first part, PT Sigmakarya Perdana Multicorpora of the second part and PT Prakarsa Bangun Mandiri of the third part.

2.1.15 Knowledge means the knowledge - actual or constructive - of the executive officers of the party to whom knowledge is represented or imposed for the purposes of this Agreement.

2.1.16 Lenders' Approval means the consent of the lenders of the Company and (if required) its Subsidiaries [but excluding MBf Bank (Tonga)] to the proposed sale and purchase of the Sale Shares and in the case of MBf Buana, the consent of its lenders to the transfer of the shareholding in MBf Buana to the Company from its holding company, namely MBf Holdings Berhad.

2.1.17 MBf Buana means P. T. MBf BUANA MULTICORPORA a company incorporated under the laws of Indonesia and having its registered office at Al Jermal, No. 20 B Kelurahan Sei Mati, Medan - Labuhan km 17, Indonesia and shall, where the context so admits, include its successors in title.

2.1.18 NASDAQ means the National Association of Securities Dealers Automated Quotation System of the United States.

2.1.19  Option Period means the option period referred to in Section 4.4 hereof.

2.1.20 Purchase Price means the sum of United States Dollars Six Million Two Hundred Sixty Two Thousand Six Hundred and Eighty Five (USD6,262,685.00) only and referred to in Section 3.3 hereof.

2.1.21 Purchaser means WEMBLEY RUBBER PRODUCTS (M) SDN, BHD. (147817-V), a company incorporated in Malaysia and having its registered office at 29th Floor, Wisma Denmark, 86, Jalan Ampang, 50450 Kuala Lumpur and shall, where the context so admits, include its successors in title and assigns.

2.1.22 Purchaser's Solicitors means Messrs Tengku Mohamed & Alan Lim of Suite 19.07-19.09, 19th Floor, Wisma Cyclecarri, 288, Jalan Raja Laut, 50350 Kuala Lumpur.

2.1.23 Relevant Approvals means the Bank Negara Approval and the Lenders, Approval, collectively.



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                                      5

2.1.24 Relevant Authorities means including without limitation the relevant government ministries, agencies, statutory bodies, local and municipal authorities of the United States and/or Hongkong, as the case may be.

2.1.25 said Documents means the certificates to the Sale Shares together with the duly executed Memoranda of Transfer in respect thereof.

2.1.26 Sale Shares means all the Series A Common Stock which are beneficially owned by the Vendor.

2.1.27 Series A Common Stock means the One Million Two Hundred Fifty Two Thousand Five Hundred and Thirty Seven (1,252,537) ordinary shares of the Company of USD0.01 per share which have the power to elect a majority of the members of the board of directors of the Company all of which have fully paid-up or credited as fully paid-up and referred to in Section 1.1.1.1 hereof.

2.1.28  Subscription Agreement means the written agreement dated the       day
        of       , 1997 entered into between the Company and the Purchaser
        whereby the Purchaser shall be entitled to subscribe for Two Million and Five Hundred Thousand (2,500,000) shares of the common stock of the Company at a par value of USD0.01 per share from treasury at the price of USD2.70 per share.

2.1.29 Subsidiary means a company or corporation in which the Company controls more then fifty per centum (50%) of its issued capital and voting rights and the expression "Subsidiaries" shall be construed accordingly.

2.1.30  United States means the United States of America.

2.1.31 United States Dollars or USD means the lawful currency for the time being and from time to time of the United States of America.

2.1.32 Vendor means MBf INTERNATIONAL LIMITED, a company incorporated under the laws of Hongkong and having its registered office at 17th Floor, One Pacific Place, 88 Queens Way, Hongkong and shall, where the context so admits, include its successors in title and permitted assigns.

2.1.33 Vendor's Solicitors means Messrs K K Chong, Chai, Koo & Partners of No. 24, Jalan Perumahan Gurney, 54000 Kuala Lumpur.

Section 2.2 Interpretation

2.2.1 Any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as may from time to time be modified or re-enacted whether before or after the date of this Agreement so far as such modification or re-enactment applies or is capable of applying to any transactions entered into prior to completion and (so far as liability thereunder may exist or can arise) shall include also any past statutory provisions or regulations (as from time to time modified or re-enacted) which such provisions or regulations have directly or indirectly replaced.

2.2.2 Any reference to "Accounts" shall include the relevant balance sheets and profit and loss accounts together with all documents which are or would be required by the relevant law to be annexed to the Accounts of the Company concerned to be laid before the Company in general meeting for the accounting period in question.

2.2.3 Any reference to "Claim" shall include any notice, demand, assessment, letter or other document issued or action taken by the tax authorities or other statutory, body or official whosoever (whether of Malaysia, Singapore or elsewhere in the world) whereby the Company is or may be placed or sought to be placed under a liability to make a payment of deprived of any relief, allowance, credit or repayment otherwise available.

2.2.4 References to Recitals, Sections, Schedules and Appendices are to Recitals, Sections, Schedules and Appendices of this Agreement.

2.2.5 References in this Agreement to "Ringgit Malaysia or RM" are references to the lawful currency for the time being and from time to time of Malaysia.

2.2.6 Words importing the masculine gender only shall include the feminine and neuter genders and vice versa.

2.2.7 Words in the Singular number only shall include the plural number and vice versa.

2.2.8 The headings of each of the provisions herein contained are inserted merely for convenience of reference and shall be ignored in the interpretations and construction of any of the provisions herein contained. References to Articles are, except where the context otherwise requires, references to Articles hereof.

                                  ARTICLE III

                               SALE AND PURCHASE

Section 3.1 Agreement to sell and purchase

The Vendor hereby agrees to sell and the Purchaser hereby agrees to purchase the Sale Shares free from all claims, debentures, charges, liens, encumbrances and equities whatsoever together with all rights attached thereto and all dividends and distributions declared paid or made in respect thereof on and after the date hereof at the Purchase Price and subject to the terms and conditions herein contained.

Section 3.2 Purchase Price

The Purchaser shall pay to the vendor the Purchase Price at the times and in the following manner:

3.2.1 the Balance Deposit to the Vendor's Solicitors as stakeholders upon execution of this Agreement; and

3.2.2   the Balance Sum on the Completion Date.

Section 3.3 Stakeholders

3.3.1 The Vendor's Solicitors shall upon receipt of the Balance Deposit place the same in an interest bearing account with a licensed financial institution.

3.3.2 The Vendor's Solicitors shall deal with the Balance Deposit together with the interest accrued thereon in the following manner:

        3.3.2.1   release the same to the Vendor on the Completion Date; or

        3.3.2.2 release the same to the Purchaser in the event that any of the conditions precedent set out in Section 4.1 hereof is not fulfilled by the Completion Date following written direction from the Purchaser to deliver the same.

3.3.3 Notwithstanding anything to the contrary contained herein, should a dispute arise between the Vendor and the Purchaser as to whether the Balance Deposit should be returned to the Purchaser, the Vendor's Solicitors shall be authorised to hold the same, without liability to either party hereto, pending either their joint written directions as to its disposition, or the directions of a court of competent jurisdiction, and the Vendors Solicitors shall have no liability to either party hereto for actions taken in good faith with respect to the foregoing and shall be authorized to file an interpleader action in the courts at Kuala Lumpur for a determination as to whom the Balance Deposit should be delivered, with the losing party to bear all costs of such action.

                                  ARTICLE IV

                             CONDITIONS PRECEDENT

Section 4.1 Conditions Precedent

This Agreement is conditional upon:

4.1.1   the following being obtained on or before the Completion Date:

        4.1.1.1 the Bank Negara Approval; and

        4.1.1.2 the Lenders' Approval; and

4.1.2 the terms of the supply agreement between American Health Products Corporation and PIE Healthcare Sdn Bhd dated August 1, 1995 ("Supply Agreement") being duly amended as follows:

        4.1.2.1 the price of the Products (as defined in the Supply Agreement) shall remain for the duration of the Supply Agreement at United States Dollars Twenty Seven (USD27.00) only per One Thousand (1,000) pieces with effect from May 1, 1997 or any increase or decrease in the price as may be mutually agreed hereafter; and

        4.1.2.2 the terms of payment shall be by open credit with sixty (60) days term with effect from May 1, 1997;

4.1.3   the simultaneous completion of the Subscription Agreement.

Section 4.2 Application for Approval

4.2.1 The Purchaser shall submit to Bank Negara the necessary applications within one (1) month from the date hereof. The Vendor shall exercise its best endeavour to assist the Purchaser in making the aforesaid applications.

4.2.2 The Vendor shall Use its best endeavours to satisfy the condition precedent set out in Section 4.1 hereof.

Section 4.3  Notification

In the event that any of the Relevant Approvals being refused or given or granted upon the fulfillment of any conditions therein referred to, the party being notified of such refusal or given such approval or granted such approval subject to the fulfillment of any conditions shall immediately notify the other party in writing and, where relevant or available, shall forward a copy thereof to the other party.

Section 4.4 The Option period

In the event that a condition is imposed in respect of any of the Relevant Approvals which materially and adversely affects any of the parties hereto, that party or parties so affected shall have the option, to be exercised within fourteen (14) days from the date on which the condition is made known to such party or until the Completion Date, whichever is the earlier, ("the Option Period") by written notice in writing to the other party, to reject such condition, whereupon the such approval shall be deemed not to have been obtained for the purpose hereof. If such option is not exercised within the Option Period the such approval in respect of which the said condition is imposed shall be deemed to have been obtained for the purpose hereof.

Section 4.5 Non fulfilment of conditions precedent

In the event that any of the conditions precedent mentioned in Section 4.1 hereof not being fulfilled by the Completion Date despite all reasonable efforts by the parties hereto, the Vendor and the Vendor's Solicitors shall respectively refund the Earnest Moneys free of interest and the Balance Deposit together with all interest accrued thereon to the Purchaser and thereafter neither parties hereto shall have any claims against each other and this Agreement shall be deemed to have lapsed and be of no further force and effect.


                                  ARTICLE V

                            DELIVERY OF DOCUMENTS

Section 5.1 DELIVERY OF DOCUMENTS TO VENDORS' SOLICITORS

The Vendor shall deliver and deposit with the Vendor's Solicitors as stakeholders the said Documents on the date hereof. The Vendor's Solicitors shall and are hereby expressly authorized to deal with the said Documents in the following manner:

5.1.1   to release to the Purchaser the said Documents on the Completion Date;
        or

5.1.2 to return the said Documents to the Vendor in the event that this Agreement is terminated pursuant to the provisions of this Agreement.

Section 5.2 Resignation letter

Upon execution of this Agreement and the appointment of two nominees of the Purchaser as additional Class A Directors (as provided under the Company Articles of Incorporation and Bylaws, as applicable) of the Company, the Purchaser shall cause such nominees to execute and deposit with the Purchaser's Solicitors the nominees' undated resignation letters as directors of the Company to be dealt with in the following manner:

5.2.1   release such letters to the Purchaser on the Completion Date; or

5.2.2 release such letters to the Vendor's Solicitors forthwith in the event that this Agreement is terminated pursuant to the provisions herein contained.


                                  ARTICLE VI

                                  COMPLETION

Section 6.1 Completion of Sale and Purchase

Completion of the sale and purchase of the Sale Shares shall take place at ll.OO a.m. on the Completion Date (or such other date as the parties hereto may agree upon in writing) at the office of the Purchaser when the following actions shall be taken by the parties hereto simultaneously:

6.1.1   The Vendor's Solicitors shall forward to the Purchaser the said
        Documents;

6.1.2   The Vendor shall deliver to the Purchaser the following:

        6.1.2.1 a circular resolution of the Board of Directors of the Company approving the following:

                  6.1.2.1.1 appointment of four (4) nominees of the Purchaser as additional Class A Directors of the Company; and

                  6.1.2.1.2 the transfer of the Sale Shares in favour of the Purchaser or its nominee(s) and for the transfers to be registered in the Company's register subject to stamping; and

                  6.1.2.1.3 the resignation letters of all the present Class A Directors except Edward J. Marteka and the newly appointed Class A Directors pursuant to
                              Section 6.2.1.1 hereof without any claim whatsoever for compensation for loss of office;

        6.1.2.2 a certified copy of the certificate of incorporation of the Company;

        6.1.2.3 all the statutory books, books of account and documents of record of the Company, complete and up to date and all amendments thereto, and the original copies of all the contracts entered into by the Company. However, for the purpose of this sub-section, delivery shall be deemed made to the extent that such books or documents are at the Company's registered office and/or in the possession or control of the Company or the Vendor on the Completion Date; and

        6.1.2.4 the appropriate forms to amend the mandates given by the Company to its bankers.

6.1.3 Subject to the Vendor observing and performing the covenants and undertakings herein contained, the Purchaser shall deliver to the Vendor a bank draft favouring the Vendor for the Balance Sum.

Section 6.2 Further Assurances

The Vendor shall execute and do all such further assurances and things for vesting the Sale Shares in the Purchaser or its nominee or nominees and giving the Purchaser or its nominee or nominees the full benefit of this Agreement as the Purchaser shall reasonably require.


                                 ARTICLE VII

                                NON-COMPLIANCE

Section 7.1 Default by Purchaser

Should the Purchaser commit a material breach of any of its covenants or undertakings under this Agreement or fail to pay the Balance Sum in the manner provided herein and/or to proceed with the purchase of the Sale Shares in the manner herein set out after fulfilment of the conditions precedent set out in
Article IV hereof the Vendor shall be entitled to -

7.1.1 terminate this Agreement and forfeit the Deposit Sum as agreed liquidated damages for breach of contract by the Purchaser and this Agreement shall be of no further force and effect and the Vendor shall be at liberty thereafter to resell the Sale Shares to such person or persons and upon such terms as the Vendor shall deem fit and neither parties hereto shall have any claims against each other; or

7.1.2        sue for specific performance and all reliefs flowing therefrom.

Section 7.2  Default by Vendor

Should the Vendor fail to perform any of its obligations under this Agreement the Purchaser shall be entitled to -


7.2.1        terminate this Agreement whereupon the Vendor shall, within seven
             (7) days from the date of such termination, (a) refund to the Purchaser the Deposit Sum together with all interest accrued on the Balance Deposit and (b) pay to the Purchaser a further sum of United States Dollars Six Hundred Twenty Six Thousand Two Hundred and Sixty Eight and Cent Fifty (USD626,268.50) as agreed liquidated damages for breach of contract by the Vendor and thereafter this Agreement shall be of no further force and effect and neither parties hereto shall have any claims against each other; or

7.2.2        sue for specific performance and all reliefs flowing therefrom.

                                 ARTICLE VIII

                     VENDOR'S COVENANTS AND UNDERTAKINGS

Section 8.1  Company's assets and business

Pending the completion of the sale and purchase herein provided, the Vendor shall take such steps as shall lie within their power to procure that the Company will not, save in each case, with the Purchasers prior consent in writing do or permit or cause to do or omit or neglect or refuse to do anything otherwise than in the ordinary course of business which would or could result in or give rise to or cause any diminution or depletion in the assets or the financial position of the Company or any reduction in the value of the Sale Shares or in their control in the share capital of the Company.

Section 8.2  Appointment of Purchaser's nominees as directors

8.2.1        The Vendor shall cause:

             8.2.1.1 two (2) Purchaser's nominees to be appointed as additional Class A Directors of the Company within ten (10) days following the date of execution of this Agreement; and

             8.2.1.2 four (4) Purchaser's nominees to be appointed as additional Class A Directors of the Company on the Completion Date provided the transaction contemplated under this Agreement is completed on such date.

8.2.2 Subject to Section 5.2.2 hereof and other lawful terminations of this Agreement, the Vendor shall not without the written consent of the Purchaser, remove or cause to be removed the nominees of the Purchaser as Class A Directors of the Company.

Section 8.3  Tax

The Vendor hereby undertakes to pay all taxes payable in connection with any gains made by the Vendor (if any) in respect of the sale of the Sale Shares and further covenants and undertakes to indemnify the Purchaser against any claims, demands, actions or proceedings whatsoever resulting from the Vendor's non-compliance with any relevant statutory provisions in respect of the disposal of the Sale Shares.

Section 8.4  Indemnity for diminution of the Company assets

The Vendor shall indemnify the Purchaser twenty nine point zero five per centum (29.05%) of any damages, deficiencies, losses, costs, liabilities and expenses (including legal fees and disbursements) and in particular, but without prejudice to the generality of the foregoing, from and against any depletion or diminution of the assets of the Company, resulting directly or indirectly from or arising out of any breach of any of the representations, warranties, covenants and agreements made by the Vendor herein in relation to the businesses of Company and the Subsidiaries.

Section 8.5 Indemnity regarding tax

The Vendor covenants with the Purchaser that it shall indemnify and at all times keep the Purchaser and/or the Company indemnified up to twenty nine point zero five per centum (29.05%) of any diminution of the net assets of the Company which results from the Company being called upon to pay any tax or duty other than as specifically provided for in the Audited Accounts and other than sales tax and income tax on normal trading income arising from transactions entered into in the ordinary Course of business having regard to past practices after the Accounts Date.

Section 8.6  MBf Buana

The vendor hereby covenants and undertakes with the Purchaser that it shall on or before the Completion Date cause MBf Buana to increase its paid up capital to United States Dollars Two Million and Five Hundred Thousand (USD2,500,000.00) only as approved by the Investment Co-ordination Board of Indonesia by way of capitalisation of the advances made by the shareholders of MBf Buana without affecting the shareholding structure of MBf Buana as set out in the Joint Venture Agreement i.e. the total shareholdings of the Indonesian parties shall represent thirty per centum (30%) of the issued and paid up capital of MBf Buana.

Section 8.7  Moratorium on shareholding

The Vendor hereby covenants and undertakes not to increase directly or indirectly its stock capital in the Company, whether through reissue of the treasury stock or any other means whatsoever prior to the Purchaser acquiring more than fifty per centum (50%) of the issued stock and voting rights in the Company.

Section 8.8  Restrictions pending completion

The Vendor hereby covenants and undertakes with the Purchaser that as from the date hereof and pending completion of the sale and purchase of the Sale Shares, unless with the prior written consent of the Purchaser first had and obtained, the Vendor shall ensure that the Company will:

8 8.1 continue to conduct its present business until completion according to its present practice and in usual course of business;

8.8.2 not sell, transfer, lease, let, encumber, dispose of or otherwise howsoever deal or part with the possession of any of the Company's fixed assets, properties and undertakings or any part or parts thereof except in the ordinary course of business or by reason of commitments entered into prior to this Agreement and disclosed to the Purchaser on or before the date hereof;

8.8.3 not give indemnities or enter into any guarantees or sureties in favour of any person body or corporation or on behalf of any person body or corporation other than guarantees or sureties given in the ordinary course of business;

8.8.4 not incur any borrowing or indebtedness except in the ordinary course of business;

8.8.5 not create or issue or agree to create or issue any share or loan capital or give or agree to give any option in respect of any share or loan capital;

8.8.6 not pass any resolution by the Company in general meeting except to (a) give effect to this Agreement or (b) to consummate actions in the ordinary course of business which are not expected to materially and/or adversely affect the value of the Company or the Purchaser's interest in the Company, and (c) not to make any alteration to the provisions of the Company's Articles of Incorporation;

8.8.7 not in any way depart from the normal course of its day to day business either as regards the nature, scope or manner of conducting the same;

8.8.8 not pay or agree to pay to any of the Directors or Officers of the Company any remuneration or other emoluments or benefits whatsoever other than those which have been disclosed to and agreed by the Purchaser.

8.8.9 maintain its listing status on NASDAQ with its issue common stock freely traded on NASDAQ; provided that:

       8.8.9.1 should the company's stocks be delisted by NASDAQ due to matters beyond the Company's control (e.g. due to decline in stock price below USD1.00 or decline in net worth etc) then such decline will not create any liability to the Purchaser but will provide the Purchaser on or before the Completion Date an option to elect not to move forward with the purchase and in which event, the Vendor shall refund to the Purchaser all moneys paid by the Purchaser under this Agreement; and

       8.8.9.2 there shall be no obligations to have the non-registered stocks of the Company freely tradeable until such stocks are registered pursuant to an appropriate registration statement.

SECTION 8.9  NO LASUE FROM TREASURY

The Vendor shall ensure that the shares held in the treasury of the company shall not be issued by the Company up to the Completion Date unless otherwise consented to by the Purchaser.

SECTION 8.10 NON-GLOVE BUSINESS LIABILITIES

In the event there are any liabilities, cost or expenses incurred by the Company or any of its Subsidiaries arising from any claims or demands (including goods returned) relating to or incidental to or arising from the non-glove business of the Company (in particular, the Playboy Condom business), whether now or hereafter; the Vendor shall within fourteen

(14) days of being notified by the Purchaser of such liabilities, costs or expenses remit directly to the Purchaser the sum equivalent to twenty nine point zero five per centum (29.05%) of the amount of such liability, costs or expenses subject to the following:

8.10.1 the Vendor's obligation in this Section 8.11 shall be limited to claims or demands arising up to a period of One (1) year from the Completion Date;

8.10.2 the Vendor shall have no liability unless notice from the Purchaser of any claim or demand has been delivered to the vendor within One (1) year following the Completion Date;

8.10.3 "liabilities" for the purposes of this Section 8.11 shall mean the net liabilities of the Company or any of its Subsidiaries i.e less any insurance claims (if any); and

8.10.4 the Vendor shall be entitled to retain twenty nine point zero five per centum (29.05%) of the goods returned, if applicable.

                                 ARTICLE IX

                 REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

Section 9.1  Vendor's warranties and undertakings

The Vendor hereby warrants and undertakes to and with the Purchaser and its successors in title in relation to the Company and its Subsidiaries in the terms set out in the Schedule annexed hereto subject only to:

9.1.1 any exceptions expressly provided for under the terms of this Agreement and as disclosed by the Vendor in the Disclosure Letter;

9.1.2 any matter or thing hereafter done or omitted to be done at the request in writing or with the approval in writing of the Purchaser; and

9.1.3 all warranties are to the Vendors best knowledge after making due enquiries.

Section 9.2  Warranties and undertakings on completion

The Vendor further warrants and undertakes to and with the Purchaser and its successors in title that:

9.2.1 subject as aforesaid all warranties and undertakings on its part herein contained will be fulfilled down to and will be substantially and fundamentally true and correct on the Completion Date in all respects as if they had been entered into fresh on the Completion Date; and

9.2.2 if after the signing hereof and before the Completion Date any event shall occur which results or may result in any of the said warranties or undertakings being unfulfilled, untrue or incorrect at completion, the Vendor shall immediately notify the Purchaser thereof prior to the Completion Date. The Vendor shall have no liability to the Purchaser as a result of the foregoing, however the Purchaser shall have no obligation to consummate the transaction contemplated herein with respect to such event provided that the Purchaser provides written notice to the Vendor within Fifteen (15) Business Days or such other period as the parties hereto may mutually agree of learning of such warranty being untrue or incorrect that it wishes to terminate this Agreement or to renegotiate the terms of this Agreement.

Section 9.3 Warranties etc., to continue after completion

Notwithstanding the completion of the sale and purchase hereunder but with the exception of paragraphs 25, 26 and 27 of the Schedule annexed hereto, all warranties, undertakings and obligations given hereunder or undertaken herein shall -

9.3.1   continue hereafter to have, full force and effect for a period of one
        (1) year from the Completion Date; and

9.3.2 the Vendor shall have no liability unless notice from the Purchaser of any claim or demand has been delivered to the Vendor within one (1) year following the Completion Date.

Section 9.4 Right of Purchaser to rescind Agreement

If prior to the Completion Date it shall be found that any of the warranties or undertakings on the part of the Vendor have not in all material respects been carried out or complied with or are otherwise untrue or incorrect in any material respect, the Purchaser shall be entitled by notice in writing to the Vendor to rescind this Agreement which shall be the sole remedy of the Purchaser if this Agreement is not completed. In the event of rescission of this Agreement by the Purchaser under this Section, the Vendor shall refund to the Purchaser the Earnest Moneys free of interest and the Balance Deposit together with all interest accrued thereon within fourteen (14) days from the date or receipt of the Purchaser's notification of rescission of this Agreement, failing which, the Vendor shall pay to the Purchaser interest on the total amount payable to the Purchaser at the rate of one per centum (1%) per month calculated from the expiry of the fourteen (14) days to the date or actual refund thereof to the Purchaser.

Section 9.5 Discrepancies

Notwithstanding anything to the contrary contained in this Agreement -

9.5.1 the Vendors liability for breach of any representation or warranty shall be credited dollar for-dollar to the extent that any of the assets of the Company are understated or the liabilities of the Company are overstated in the Audited Accounts;

9.5.2 should there be a breach of a representation or warranty, the Vendor shall have no liability for the first United States Dollars Thirty Thousand (USD30,000.00) only of diminution in the value of the net assets of the Company as a result of such breach [subject always to a maximum aggregate cumulative amount of United States Dollars One Hundred Thousand (USDl00,000.00) only for all such breaches], and in all events, if due to a breach the diminution in value of the net assets of the Company is reduced beyond the aforesaid figure, the Vendor's liability to the Purchaser shall be limited to twenty nine point zero five per centum (29.05%) of such diminution subject to a maximum sum equivalent to the Purchase Price;

9.5.3 to the extent any adjustment is made to the Audited Accounts to conform or respond to any requirement imposed by the Securities Exchange Commission, so long as the net tangible asset backing of the Company is intact, such adjustment shall not result in a breach of any representation or warranty of the Vendor or create any liability of the Vendor to the Purchaser and shall not be deemed a default under condition 3 of the Schedule annexed hereto;

9.5.4 the Vendor shell have no liability with respect to breaches of representations or warranties for which notice by the Vendor of breach has not been delivered to the Vendor within one (l) year following the Completion Date; and

9.5.5 the Vendor may further disclose any matter on any of the schedules or reference therein on the date of execution of this Agreement or any supplement up to the Completion Date to the extent the matter disclosed in the schedules or reference therein are inconsistent with any of the representations or warranties contained in this Agreement. Should the Purchaser objects to any of such supplemental disclosures, it shall be entitled to -

        9.5.5.1 complete this Agreement subject to such disclosure but upon the Vendor's undertaking to indemnify the Purchaser up to twenty nine point zero five per centum (29.05%) of any liability arising from or as may be suffered by the Company; or

         9.5.5.2 terminate this Agreement with its sole remedy being the return of the Earnest Moneys and the Balance Deposit together with interest accrued thereon.

                                  ARTICLE X


                    PURCHASER'S COVENANTS AND UNDERTAKINGS

SECTION 10.1 Substitution of quarantee

The Purchaser shal1 procure - on or before the expiry of three (3) months from the Completion Date or the date the Purchaser acquires more than fifty per centum (50%) of the issued capital and voting rights of the Company, whichever is the later - unconditional releases without liability all guarantees given by the Vendor, its related corporations (as defined under Section 6 of the Malaysian Companies Act 1965) or its ultimate holding company, namely MBf Holdings Berhad to any third parties ("Third Parties") for the benefit of the Company and/or its Subsidiaries in relation directly to the Company's and its subsidiaries principal businesses as set out in Section 1.1.2 hereof ("Guarantees") to be discharged by offering its guarantee as substitution of the Guarantees, failing which, the following consequences shall ensue:

10.1.1 in the event that any of the Third Parties shall refuse to grant such releases, then the Purchaser shall endeavour within a further period three (3) months procure such other financing or arrangement to repay or otherwise satisfy the liabilities owing to such Third Party(ies) to procure the releases of such guarantee (6) , failing which, the Purchaser shall cause the Company to pay to the Vendor interest at the rate of one point eight per centum (1.8%) per annum on the amount guaranteed by the Vendor from the expiry of the aforesaid period of six (6) months to the date of release of the Guarantees and, pending such release, the Purchaser shall further indemnify the Vendor against any claim arising from the Guarantees; and/or

10.1.2 in the event that a call is made on any of such Guarantees and the Purchaser is given an opportunity to verify the authencity of such call and the amount thereof, then the Purchaser shall within fourteen (l4) days from the date of receipt of notification and satisfactory documentary evidence that the Vendor has indeed made such payment, indemnify the Vendor of any amount paid under such Guarantee ("Guaranteed Amount"), failing which, interest at the rate of fifteen per centum (15%) per annum shall be paid on the Guaranteed Amount from the due date to the date of actual payment thereof; provided that all payment hereunder made by the Purchaser shall be deemed as advances to the Company and shall be repayable by the Company on demand made by the Purchaser.

Section 10.2 Inter-company debts

The parties hereto hereby agree that all advances made by the Vendor and/or its related corporations (but excluding MBf Bank (Tonga)) to the Company ("Inter-Co Advances") shall be repaid by the Purchaser on behalf of the Company on the Completion Date in exchange therefor, the Vendor and/or its related Corporations, as the case may be, shall simultaneous with the repayment thereof, assign to the Purchaser all its rights to such Inter-Co Advances. For the avoidance of doubt, the Vendor hereby agrees that any amount owing by the Vendor and/or its related corporations to the Purchaser and/or its related corporations shall be set off against the Inter-co Advances and any shortfall or excess, as the case may be, shall be paid on the Completion Date, failing which, interest at the rate of fifteen per centum (15%) per annum shall be paid on the shortfall or excess, as the case may be, from the due date to the date of actual payment thereof, without prejudice to the other rights and remedies of the party concerned.

Section 10.3 Chance of name

After the Completion Date, the Purchaser shall use its voting power in the Company and cause its nominee directors to take all steps necessary to -

10.3.1 procure the change of name of the Company and its Subsidiaries by dropping the word "MBf" within three (3) months from the Completion Date; and

10.3.2  cease to use the MBf logo within one (1) month from the Completion
        Date.

Section 10. 4 MBf director

The Purchaser shall within ten (10) days from the Completion Date cause a nominee of the Vendor, namely Loi Heng Sewn to be appointed as class B director of the Company, or failing which, a class A director of the Company.

Section 10.5 Joint Venture Agreement

After the Completion Date, the parties hereto shall use their respective voting power in the Company and cause its nominee directors to take all steps necessary to procure that the Company shall, upon the transfer of the shares in MBf Buana from MBf Holdings Berhad to the Company, enter into such agreement(s) as may be necessary to effect the substitution of the Company as a party to the Joint Venture Agreement in place of MBf Holdings Berhad and until such time as the substitution is effected, the Purchaser shall cause the Company to be bound by the terms of the Joint Venture Agreement.

Section 10.6 Glove Business

The Purchaser hereby agrees that in the event that the Vendor shall cause the Company or its Subsidiaries to implement or carry out any activity in relation to the glove business of the Company or its Subsidiaries with the prior written consent of the Chief Executive Officer of the Purchaser or the person(s) authorized in writing by the latter, the Purchaser shall not be entitled to any indemnity from the Vendor in the event of any diminution of the assets of the Company or its Subsidiaries arising out of such activity.

                                  ARTICLE XI

                                GENERAL TERMS

Section 11.1 Costs

All stamp duty for and in respect of this Agreement and the subsequent Transfer of the Sale Shares to the Purchaser and all transfer fees (if any) shall be borne and paid by the Purchaser but each party hereto shall bear its own solicitor's fees.

Section 11.2 Successors in Title and Assigns

This Agreement shall be binding upon the respective successors in title and permitted assigns of the parties hereto.

Section 11.3 Governing Law

11.3.1 This Agreement shall be governed by and construed in all respects in accordance with the laws of Malaysia and the parties hereto hereby submit to the jurisdiction of the courts of Malaysia of competent jurisdiction in all matters concerning with the obligations and liabilities under this Agreement.

11.3.2 The Vendor hereby irrevocably agrees that any legal action or proceedings against it with respect to this Agreement may be brought in the Courts of Malaysia and the Vendor hereby irrevocably appoints the Vendor's Solicitors as its agents to receive service of process in Kuala Lumpur, Malaysia and such appointment shall not be revoked without the consent in writing of the Purchaser.


11.3.3 the Vendor agrees that if a final judgment is entered into against it in Malaysia (after the vendor has exhausted all avenues of appeal in Malaysia which the Vendor is entitled to take and wishes to take) in respect of any claim or action by the Purchaser against it then if in order to enforce that judgment:

                11.3.3.1 the Purchaser wishes to register that judgment in Hongkong and/or a State of the United States selected by the Purchaser, the Vendor will consent to that registration and not directly or indirectly seek to defend or oppose it; and

                11.3.3.2 if the Purchaser subsequently wishes to have that registration recognised in another State in the United States where assets of the Vendor are located for the purposes of enforcing judgment against the Vendor, then the Vendor will consent to that action and not directly or indirectly seek to defend or oppose it.

Section 11.4 Severability

Any terms, conditions, stipulation, provision, covenant or undertaking of this Agreement which is illegal, prohibited or unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extend of such illegality, voidness, prohibition or unenforceability without invalidating the remaining provisions hereof and any such illegality, voidness, prohibition or unenforceability in any such term condition stipulation provision covenant or undertaking in any other jurisdiction.

Section 11.5 Time the essence

Time wherever mentioned herein shall be deemed to be of the essence of this Agreement.

Section 11.6 Knowledge or acquiescence

Knowledge or acquiescence by one (1) party hereto of any breach of any of the terms and conditions or undertakings herein contained shall not operate as or to be deemed to be waiver of such terms and conditions or any of them and notwithstanding such knowledge or acquiescence by such party hereto shall be entitled to exercise its rights under this Agreement and to require strict performance by the other party of the terms conditions and undertakings herein.

SECTION 11.7  Entire Agreement

Unless otherwise agreed to between the parties hereto the terms and conditions herein contained constitute the sole and entire agreement and understanding between the parties hereto and supersede all previous proposals, negotiations, commitments and understandings which might have been made prior to the execution of this Agreement between the parties hereto with respect to the subject matter hereof, whether written or oral.

Section 11.8  Schedule and Appendices

The Schedule and the Appendices annexed hereto shall be taken read and construed as an essential parts of this Agreement.

Section 11.9  Confidentiality

Except as required by any governmental or other regulatory authority, or any competent court having jurisdiction, no public announcement or press release shall be made by or on behalf of any party hereto about the existence or contents of this Agreement, or the negotiations hereunder, without the prior written consent of the other Parties hereto.

Section 11.10  Variation of terms be mutual agreement

It is hereby expressly agreed and declared by the parties hereto that notwithstanding any of the provisions of this Agreement to the contrary, the provisions and terms of this Agreement may at any time and from time to time be varied or amended by mutual consent of the parties hereto by means of a mutual exchange of letters or such other means as the parties may agree upon from time to time and thereupon such amendments and variations shall be deemed to become effective and the relevant provisions of this Agreement shall be deemed to have been amended or varied accordingly and shall be read and construed as if such amendments and variations have been incorporated in and had formed part of this Agreement at the time of execution hereof.


Section 11.11  No Assignment

This Agreement and all rights and obligations hereunder are personal to the parties hereto and each party hereto shall not assign or attempt to assign any such rights or obligations to any third party without the prior written consent of the other party hereto, save and except that the Purchaser shall be entitled to nominate a nominee or nominees to accept the transfer of some or the whole of the Sale Shares as it shall deem fit.

Section 11.12  Notices

Any notice required to be given by one party hereto to the other party hereto hereunder shall be in the English Language and shall be sufficient given if forwarded by hand or prepaid registered post or by telefax or telegram or cable to the address or addresses hereinbelow stated of the other parties and shall be deemed to be duly served:

11.12.1  if delivered by courier, on delivery and acknowledged receipt thereof;
         or

11.12.2 if it is sent by prepaid registered post, seven (7) days after posting thereof; or

11.12.3 if it is sent by telegram or cable on the Business Day next after the date of despatch; or

11.12.4 if it is sent by telefax, immediately after transmission thereof confirm by a transmission report stating the correct facsimile number and the number of pages sent and that such transmission is "OK", if the date of transmission is not a Business Day, then the notice by telefax shall be deemed to be served on the immediately following Business Day.

For the Vendor:
---------------
21st Floor, Plaza MBf,
Jalan Ampang,
50730 Kuala Lumpur.

Attn: Tan Mong Sing
-------------------
Telefax: (603) 2613280

For the Purchaser:
------------------
29th Floor, Wisma Denmark,
86, Jalan Ampang,
50450 Kuala Lumpur.

Attn: Mr. Richard Wong
----------------------
Telefax: 603-8461437

                                     (1)

1.  Information

    The Recitals are true and all other information in writing including those appended to this Agreement which has been given by the Vendor and/or the Directors or officials or professional advisers of the Vendor or the Company to any of the directors or officials or professional advisers of the Purchaser in the course of the negotiations leading to this Agreement was when given to the best of the knowledge and belief of the Vendor after making due and careful enquiries true, complete and accurate in all material respects and after making due and careful enquiries the Vendor is not aware of any fact or matter not disclosed in writing to the Purchaser which renders any such information untrue, inaccurate or misleading or the disclosure of which might reasonably affect the willingness of the Purchaser to purchase the Sale Shares or the price at or terms upon which the Purchaser would be willing to purchase them to the extent that any materials supplied or appended to this Agreement are of a later date than prior materials and such later date materials contradicted or are inconsistent with the prior materials, the later materials shall be deemed to supersede the prior materials in all respects.


2.  Copies of Accounts, Memorandum and Articles etc.

    The copies of the Audited Accounts and other accounts, and of the Articles of Incorporation of the Company and its Subsidiaries delivered to the Purchaser are true copies and in the case of the Articles of Incorporation have attached thereto copies of all such resolutions and agreements as are required by laws to be delivered to the Relevant Authorities for registration of the Articles with the State of Maryland.


3.  Accounts

    3.1 The Audited Accounts have been prepared in accordance with the relevant law and on a consistent basis in accordance with accounting principles, standards and practices generally accepted at the date thereof in Malaysia and the United States so as to give a true and fair view of the state of affairs of the Company and its Subsidiaries at the Accounts Date and of the profits or losses for the period concerned and as at the respective dates, the following have been made in the Audited Accounts:

         3.1.1  full provision for all actual liabilities;

         3.1.2 proper provision (or note in accordance with good accountancy practice) for all contingent liabilities; and

                                     (2)

        3.1.3 provision reasonably regarded as adequate for all bad and doubtful debts;

   3.2 full provision or reserve have been made in the Audited Accounts for all taxation liable to be assessed on the Company and its Subsidiaries or for which it is or may become accountable in respect of -


        3.2.1 profits, gains or income (as computed for taxation purposes) arising or accruing or deemed to arise or accrue on or before the Accounts Date;

        3.2.2 any transactions affected or deemed to be effected on or before the Accounts Date or provided for in the Audited Accounts; and

        3.2.3 distributions or payments made or deemed to be made on or before the Accounts Date or provided for in the Audited Accounts;

   3.3 proper provision or reserve for deferred taxation in accordance with accounting principles and standards generally accepted at the date thereof has been made in the Audited Accounts.

4. Changes since Accounts Date

   Since the Accounts Date as regards the Company and its Subsidiaries, each to the best knowledge of the Vendor after making due and careful enquiries -

   4.1 has carried on its business in its ordinary course and so as to maintain the same as a going concern;

   4.2 has not disposed of any assets or assumed or incurred any material liabilities (including contingent liabilities) otherwise than in the ordinary course of carrying on its business;

   4.3 business has not been materially and adversely affected by the loss of any important asset or customer or by any abnormal factor not affecting similar businesses to a like extent and after making due and careful enquiries the Vendor is not aware of any facts which are likely to give rise to any such affects;

   4.4 has not declared made or paid to its members any dividend or other distribution except as provided for hereunder or in the relevant balance sheet;

                                     (3)


    4.5 has made no exceptional change in the basis of the emoluments or other terms of employment of its directors or any of its employees having regard to its past practice and the prevailing industry practice.

5.  LITIGATION ETC.

    5.1 Since the Accounts Date no claim for damages or product liability has been made against the Company and/or any of its Subsidiaries.

    5.2 Neither the Company nor any of its Subsidiaries is at present engaged whether as plaintiff or defendant or otherwise in any legal action, proceeding or arbitration (other than as plaintiff in the collection of debts arising in the ordinary course of its business) or is being prosecuted for any criminal offence.

    5.3 There are no circumstances known to the Vendor after making due and careful enquiries likely to lead to any such claim or legal action, proceeding or arbitration (other than as aforesaid) or prosecution.

6.  Taxation

    6.1 To the best of the knowledge, information and belief; of the Vendor after making due and careful enquiries there in no liability to taxation in respect of the Company and/or any of its subsidiaries (other than as specifically provided for in the Audited Accounts and other than sales tax and income tax on ordinary trading income arising from transactions entered into in the ordinary course of business after the Accounts Date) and there are no circumstances likely to give rise to such a liability and in particular (but without limitation) there exist no grounds for -

         6.1.1 assessment on the Company and/or any of its Subsidiaries of additional liability to tax in respect of any transaction between or involving the Company and/or any of its Subsidiaries on the one hand and on the other hand any company deemed to be related to the Company or any person in which the Vendor and/or any Director of the Vendor or the Company and/or any of its Subsidiaries and/or any person connected with any of them has during the three (3) years immediately preceding the date of the agreement been interested;

                                     (4)


         6.1.2 any claim for tax against the Company and/or any of its Subsidiaries under the provisions of any taxation statutes in connection with the transfer of assets to or for the provision of any benefit to any person or whereby, arising from any circumstances, the Company and/or any of its Subsidiaries may be held liable for any taxation primarily chargeable against some other person or company.

    6.2 Neither the Company nor any of its Subsidiaries has received any tax concession, relief or other special tax treatment, whether in relation to its assets or the business to bc carried on by it or otherwise.

    6.3 All documents in the possession or under the control of the Company and its Subsidiaries or to the production of which the Company and its Subsidiaries are entitled which are necessary to establish the title, interest or benefit of the Company and item Subsidiaries, as the case may be, to any asset or in any transaction have been duly stamped;

    6.4 No relief or exemption has been obtained from stamp duty which has become liable for forfeiture or which has been obtained in respect of a transaction carried out within the period in which it may become liable to forfeiture.

    6.5 Neither the Company nor any of its Subsidiaries is involved in any dispute with any revenue to affect in any way the its liability (whether accrued, contingent or future) to taxation or other sums imposed, charged, levied or payable under the provisions of any taxation statute.

7.  Tax returns

    The Company and its Subsidiaries have duly made all returns and given or delivered all notices, accounts and information which on or before the date hereof ought to have been made, given or delivered for the purposes of taxation and all such returns, notices, accounts and information (and all other information supplied to the relevant revenue or other fiscal authority concerned for any such purpose) have to the best of the knowledge and belief of the Vendor after making due and careful enquiries been correct and made on a proper basis and none of such returns, notices, account or information is disputed in any material respect by the fiscal authority concerned and there is no fact known to the Vendor after making due and careful enquiries which might be the occasion of any such dispute or of any claim for taxation in respect of any financial period down to and including the Accounts Date not provided for in the Audited Accounts.

                                     (5)


8.  Employees

    8.1 To the best knowledge of the Vendor after making due and careful enquiries, there are not in existence any contracts of service with directors or employees of the Company and/or any of its Subsidiaries, nor any consultancy agreements with the Company and/or any of its Subsidiaries which cannot be terminated by three (3) months' notice or less without giving rise to any claim for damages or compensation for unfair dismissal).

    8.2 Full particulars of all existing contracts of service with employees of the Company and its Subsidiaries and of all material consultancy agreements with the Company and its Subsidiaries are annexed hereto as Appendix B.

    8.3 There are no amounts owing to any present or former Directors or to members of the Company and its Subsidiaries other than remuneration accrued due or for reimbursement of business expenses.

    8.4 Save to the extent (if any) to which provision or allowance has been made in the Audited Accounts, neither the Company nor any of its Subsidiaries has made or agreed to make any payment to or provided or agreed to provide any benefit for any present or former director or employee (if applicable) which is not allowable as a deduction for the purposes of taxation.

    8.5 Save to the extent (if any) to which provision or allowance has been made in the Audited Accounts -

         8.5.1 no liability has been incurred by the Company and/or any of its Subsidiaries for breach of any contract of service or for services, or for compensation for wrongful dismissal or unfair dismissal; and

         8.5.2 no gratuitous payment has been made or promised by the Company and/or any of its Subsidiaries in connection with the actual or proposed termination or suspension of employment of any present or former director or employee.

                                      (6)

  8.6 The Company and its Subsidiaries have in relation to each of their employees (and so far as relevant to each of its former employees) complied in all material respects with all obligations imposed on it by all statutes, regulations and codes of conduct and practice relevant to the relations between each of them and its employees and have maintained current adequate and suitable records regarding the service of each of their employees.

        Neither the Company nor any of its Subsidiaries has in existence or is proposing to introduce any share incentive scheme, share option scheme or profit sharing scheme for all or any part of its directors or employees.

  8.8 All contributions due and payable by the Company and is Subsidiaries to any employees provident fund or to any scheme or fund established by law contribution to which by the Company and/or any of its Subsidiaries is compulsory in respect of the employment of its employees have been paid.

9.  Pensions

    There are not in existence nor has any proposal been announced to establish any retirement, death or disability benefit schemes for Directors or employees nor are there any obligations to or in respect of present or former Directors or employees with regard to retirement, death or disability pursuant to which the Company and/or any of its Subsidiaries is/are or may become liable to make payments and no pension or retirement or sickness gratuity is currently being paid or has been promised by the Company and/or any of its Subsidiaries to or in respect of any former Director or former employee.

10. No Commission or additional remuneration scheme

    There is not in existence any scheme, agreement or arrangement whereby a Director or employee of the Company and/or any of its Subsidiaries is/are remunerate or additionally remunerated by way of commission or additional remuneration payable based on sales or turnover of the Company and/or such Subsidiary, as the case may be.

11. Debts to, contracts with, etc. connected persons

    11.1 With the exception of the loans, debts and securities more particularly set out in Appendix C annexed thereto and which will have been discharged prior to completion, to the best knowledge of the Vendor after making due and careful enquiries there are -

                                      (7)

             11.1.1 no loans made by the Company and/or any of its Subsidiaries to the Vendor and/or any director of the Company or Subsidiary and/or any person with any of them or to any member of the Company or Subsidiary;

            11.1.2 no debts owing to the Company and/or any of its Subsidiaries by the Vendor and/or any Director of the Company or Subsidiary and/or any such person as aforesaid or by any member of the Company or Subsidiary;

            11.1.3 no debts owing by the Company or any of its subsidiaries other than debts which have arisen in the ordinary course of business; and

            11.1.4  no securities for any such loans or debts as aforesaid.

    11.2 There are no existing contracts or engagements to which the Company and/or any of its Subsidiaries is/are a party(ies) and in which any Director of the Company or Subsidiary and/or any person connected with any of them as mentioned in sub-paragraph 11.1 above are interested.

12. Capital commitments, unusual contracts, guarantees etc.

    Neither the Company nor any of its Subsidiaries -

    12.1 have any material capital commitments;

    12.2 is a party to any contract entered into otherwise than in the ordinary and usual course of business or any contract of an onerous or long-term nature having regard to past practice;

    12.3 has delegated any powers under a power of attorney which remains in effect;

    12.4 has by reason of any default by it in any of its obligations become bound or liable to be called upon to repay prematurely any loan capital or borrowed moneys;

    12.5 is a party to any agreement which is or may become terminable as a result of the entry into or completion of this Agreement; or

    12.6 has entered into or bound by any guarantee or indemnity under which any liability or contingent liability is outstanding.

                                      (8)
13. Book debts

    13.1 to the best knowledge of the vendor after making due and careful enquiries, none of the book debts which are included in the Audited Accounts has been released in terms that any debtor pays less than the book value of his debt or has been written off.

    13.2 None of the book debts which are included in the Audited Accounts or which have subsequently arisen have been outstanding for more than nine
         (9) months from their due dates for payment and all such debts have realized or will realize in the normal course of collection their full value as included in the Audited Accounts or in the books of the Company and its Subsidiaries after taking into account the provision for bad and doubtful debts made in the Audited Accounts.

14. Insurance

    To the best knowledge of the Vendor after making due and careful enquiries, all the assets of the Company and its Subsidiaries which are of an insurable nature have at all material times been and are at the date hereto insured in amounts reasonably regarded as adequate against fire and other risks normally insured against by companies carrying on similar businesses or owning property of a similar nature and the Company and its Subsidiaries have at all material times been and is at the date hereof adequately covered against accident, third party and other risks normally covered by insurance by such companies. The particulars of the insurances of the Company and its Subsidiaries which have been supplied to the Purchaser are true and correct. In respect of all such insurances -

    14.1 all premiums have been duly paid to date; and

    14.2 all the policies are in force and are not voidable on account of any act, omission or non-disclosure on the part of the insured party.

15  Title to assets

    15.1 all assets of the company and its subsidiaries exceeding value of United States dollars two Thousand (USD2,000.00) only and all debts due to it which are included in the Audited Accounts or have otherwise been represented as being the property of or due to the Company and/or its Subsidiaries at the Accounts Date used or held for the purposes of its business were at the Accounts Date the absolute property of the Company and/or its Subsidiaries, as

                                     (9)

         the case may be, and (save for those subsequently disposed of or realized in the ordinary course of trading) all such assets and all assets and debts which have subsequently been acquired or arisen are now the absolute property of the company and/or any its subsidiaries and none is the subject of any assignment, option, right or charge, lien or hypothecation or other encumbrance whatsoever (excepting only liens subject to any factoring arrangement, hire-purchase, conditional sale or credit sale agreement and also those used for securing credit facilities needed for its operations in its ordinary course of business) and there are no circumstances under which by operation of law or otherwise the company or its subsidiaries', as the case may be, title, right or interest in and to such asset may be adversely affected in any way whatsoever.

    15.2 There are no outstanding notices served on the Company and/or any of its Subsidiaries in respect of any of its assets and in particular and without limitation any land , if any, owned by the Company and/or its" Subsidiaries is not subject to any acquisition proceedings or notice of intended acquisition.

    15.3 All taxes and outgoings due and payable on the land (if any) owned by the Company and/or any of its Subsidiaries have been duly paid and all conditions affecting such land whether express or implied, have been duly complied with by the Company or the Subsidiary, as the case may be, and neither the Company nor any of its Subsidiaries has done or suffered to be done or omitted any act, matter or thing in or respecting its land which may render the same liable to forfeiture or which shall contravene the provision of any legislation now or hereafter in force affecting such land.

16. Compliance with leases and other agreements

    To the best knowledge of the Vendor after making due and careful enquiries -

    16.1 the terms of all leases, tenancies, licenses, concessions and agreements of whatsoever nature to which the Company and/or any of its Subsidiaries is/are a party(ies) have been duly complied with by all the parties thereof; and

    16.2 No such lease, tenancy, licence, concession or agreement will become subject to avoidance, revocation or be otherwise affected upon or in consequence of the making or implementation of this Agreement.

                                      (10)
17  Statutory, municipal and other requirements consents end licenses to the best knowledge of the vendor after making due and careful enquiries, all statutory, municipal and other requirements applicable to the carrying on of the business of the company and its subsidiaries as now carried on, and all conditions applicable to the ownership of its assets and any licenses and consents involved in the ownership of its assets and the carrying on of such business have been complied with and the vendor is not aware of any breach thereof or of any intended or contemplated refusal or revocation of any such licenses or consents and none of such licenses or consents or any term thereof upon which it is held will otherwise affected upon or in consequence of the making or implementation of this Agreement. A list of the licenses given to the Company and its subsidiaries are annexed hereto as Appendix D.

18. Books and records

    To the best knowledge of the Vendor after making due and careful enquiries, the records, statutory books and books of account of the Company and its Subsidiaries are duly entered up and maintained in accordance with all legal requirements applicable thereto and contain true, full and accurate records of all matters required to be dealt with therein and all such books and all records and documents (including documents of title) which are its property are in its possession or under its control and all accounts, documents and returns required to be delivered or made to the Relevant Authorities have been duly and correctly delivered or made.

19. Share capital

    19.1 Neither the Company nor any of its Subsidiaries has since the Accounts Date issued or agreed to issue any shares.

    19.2 Save for the options granted to employees of the Company and the warrants issued by the Company and disclosed to the Purchaser prior to the date hereof, no unissued share of the Company and its Subsidiaries are under option or agreed conditionally or unconditionally to be placed under option.

20. Subsidiary and associated company

    All the Subsidiaries and associated companies of the Company are listed in the Company's group structure annexed hereto as Appendix E.

                                     (11)

21. Sale shares free from encumbrances

    The Sale Shares are beneficially owned by the Vendor free from any claims, charges, liens, encumbrances or equities; the Vendor has and will until the Completion Date continue to retain the unrestricted rights to transfer the Sale Shares and there is not, nor will there be any option over or right to acquire any of the Sale Shares

22. Sale Shares

    The Sale Shares constitute one hundred per centum (100%) of the issued and paid up series A common stock capital of the Company.

23. MBf Buana

    MBf Holdings Berhad has received the approval of the relevant Indonesian authorities for the transfer of all the shares presently held by it on trust for the Company in MBf Buana ("Buana Shares") to the Company and the former shall transfer the Buana Shares to the Company upon receipt of the consent of the lenders of MBf Buana; accordingly, the Company is now the absolute beneficial owner of the Buana Shares.

24. Liquidation of Subsidiaries

    Save as disclosed in the Audited Accounts, the Company will not incur any further liabilities (whether actual, contingent or otherwise) in respect of the liquidation of its following Subsidiaries:

    (a) Premier Latex Inc.; and

    (b) Disposable Garments Inc.

25  Playboy condom business

    The license agreement entered into between the Company and Playboy Enterprise Inc. in respect of the distribution of the Playboy brand condoms has been lawfully and properly terminated and save for the liabilities disclosed in the Audited Accounts, the Company is not and will not be exposed to any other liabilities (whether actual, contingent or otherwise) in connection therewith.

                                     (12)


26.  Consultancy Agreement with Dr. C. Everett Koop

     The total liabilities of the Company to Dr. C. Everett Koop under the Consultancy Agreement dated the 24th day of March, 1994 entered into between the Company and Dr. C. Everett Koop is accurately set out in the Autdited Accounts and the Company is not and will not be exposed to any further liabilities (whether actual, contingent or otherwise) in connection therewith.

27.  Investment in Laboratory Specialist America Inc. ("LSAI")

     27.1 The Company will be able to recover the principal amount under the Note receivable from LSAI amounting to United States Dollars Three Hundred Fifty Three Thousand One Hundred and Twenty Three (USD353,123.00) only together with the interest accrued thereon on the maturity date.

     27.2 The Stock Exchange and Assignment Agreements dated the 23rd day of February, 1994 entered into between the Company and Laboratory Specialist Inc. has been lawfully and properly terminated and the Company is not and will not be exposed to any further liabilities (whether actual, contingent or otherwise) in connection therewith.

IN WITNESS WHEREOF the parties hereto have hereunto caused this Agreement to be excuted on this day and year first above written.


SIGNED by Tan Mong Sing         )
for and on behalf of            )
MBf INTERNATIONAL LIMITED       )     /s/ Tan Mong Sing
in the presence of:             )     ----------------------------------


/s/ Tan Mong Sing
------------------------------



SIGNED by Richard Wong Chin Mun )
for and on behalf of            )
WEMBLEY RUBBER PRODUCTS         )
(M) SDN. BHD. (147817-V)        )     /s/ Richard Wong Chin Mun
in the presence of:             )     ----------------------------------


/s/ Lim Meng Sue
------------------------------
LIM MENG SUE
Advocate & Solicator
Kuala Lumpur